                                                                     EXHIBIT 5.1



                       MORSE, ZELNICK, ROSE & LANDER, LLP
                                 405 PARK AVENUE
                            NEW YORK, NEW YORK 10022





                                                                  (212) 838-1177
                                  June 18, 2003

Q Comm International, Inc.
1145 South 1680 West
Orem, Utah 84058-4930

Dear Sirs:

         We have acted as counsel to Q Comm International, Inc., a Utah corporation (the "Company"), in connection with the preparation of a registration statement on Form SB-2 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), to register the offering by the Company of (a) 862,500 units (the "Units"), each consisting of two shares of the Company's common stock, par value $.001 per share (the "Common Stock") and one warrant (a "Unit Warrant") to purchase one share of Common Stock; (b) 1,725,000 shares of Common Stock included in the Units; (c) 862,500 Unit Warrants; (d) 862,500 shares of Common Stock underlying the Unit Warrants; (e) the warrant to be issued to the representative of the several underwriters covering up to 75,000 Units (the "Representative's Warrant"); (f) 75,000 units underlying the Representative's Warrant; (g) 150,000 shares of Common Stock underlying the units underlying the Representative's Warrant; (h) 75,000 unit warrants underlying the units underlying the Representative's Warrant; (i) 75,000 shares of Common Stock underlying the unit warrants underlying the units underlying the Representative's Warrants; and (j) any additional securities issued pursuant to Rule 462(b) of the Act. The securities described in clauses (a) through (j) above are hereinafter referred to as the "Securities."

         In this regard, we have reviewed the Company's Articles of Incorporation, as amended, resolutions adopted by the Company's Board of Directors, the Registration Statement, the exhibits to the Registration Statement and such other records, documents, statutes and decisions, as we have deemed relevant in rendering this opinion. Based upon the foregoing, we are of the opinion that (a) the Securities (i) have been duly and validly authorized for issuance; (ii) when issued as contemplated by the Registration Statement and, in the case of those Securities underlying warrants, when issued in accordance with the terms of the applicable warrants, will be legally issued, fully paid and non-assessable and (b) the Unit Warrants are legal, binding obligations of the Company. This opinion is limited to the federal laws of the United States of America and the laws of the State of Utah, including statutory provisions, applicable provisions of the Utah Constitution and reported judicial decisions interpreting those laws. Insofar as this opinion relates to laws of the State of Utah, including statutory provisions, applicable provisions of the Utah Constitution and judicial decisions interpreting those laws, we are relying on the opinion issued by Cohne, Rappaport & Segal, P.C. as to the matters set forth herein.

         We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the related prospectus under the heading "Legal Matters". In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.



                                      Very truly yours,


                                      /s/ Morse, Zelnick, Rose & Lander, LLP
                                      --------------------------------------
                                      MORSE, ZELNICK, ROSE & LANDER, LLP